Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-126752 on Form S-8 of our report dated March 20, 2006, relating to the consolidated financial statements and financial statement schedule of Lazard Ltd, appearing in this annual report on Form 10-K of Lazard Ltd for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

New York, New York

March 20, 2006